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                                  EXHIBIT 99.2

INVESTOR MARSHALL COGAN SIGNS DEFINITIVE AGREEMENT TO ACQUIRE PORTION OF EQUITY OWNERSHIP IN THE MAJOR AUTOMOTIVE COMPANIES, INC. (MAJR) FROM CHAIRMAN BRUCE BENDELL

LONG ISLAND CITY, N.Y., Aug. 13 /PRNewswire/ -- The Major Automotive Companies, Inc. (Nasdaq: MAJR - news) and investor Mr. Marshall Cogan jointly announced today that company Chairman and CEO Bruce Bendell has entered into a definitive agreement with Mr. Cogan pursuant to which Mr. Cogan will acquire approximately two-thirds of Mr. Bendell's equity position in the company. Following the close of the transaction, Mr. Cogan will be appointed Chairman and CEO and Mr. Bendell will remain with the company as President. Terms were not announced.

This equity sale would represent approximately 27 percent of the Company's total equity on a fully diluted basis. The transaction is expected to close by year-end after receipt of all necessary consents and approvals. Mr. Cogan's obligation to acquire Mr. Bendell's equity interests is subject to satisfactory completion of due diligence.

Upon the closing of the transaction, the board of directors of the company is expected to be reconstituted to a seven person board of directors, with Mr. Cogan intending to nominate four (4) nominees -- Mr. Cogan himself, and three
(3) other nominees expected to have extensive backgrounds in industry, retailing and finance. Mr. Cogan and his nominees will represent candidacies for four out of the seven seats on the Major Automotive board of directors.

Marshall Cogan is the founder of UnitedAuto Group, Inc. (NYSE: UAG - news), which he grew from concept to a $4 billion publicly traded retail entity. Mr. Cogan, 64, is the Chairman of the Board of Foamex International (Nasdaq: FMXI - news), the world's largest manufacturer of polyurethane.

The Major Automotive Companies is a holding company for Major Automotive Group, a leading consolidator of automobile dealerships in the New York metropolitan area. Mr. Bendell has served as Chairman of the Board since formation of the company in November 1995 and as Chief Executive Officer from May 1998 until February 2000, and again since July 2000.

Editor's Note:

Additional biographical materials for Mr. Marshall Cogan follow -

Profile:  Marshall S. Cogan
Chairman of the Board, Foamex International

Marshall S. Cogan was one of the first to conceive of the idea of public ownership for automotive retailing. He created United Automobile Group (ticker symbol, "UAG "), which he grew from an original idea into the reality of a $4 billion publicly owned retail entity. His three
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original partners in UAG -- Harvard University's endowment, JP Morgan Capital
Management and The Apollo Group -- continue as major investors in the company. Mr. Cogan sold control of UAG to Roger Penske in May 1999. Marshall S. Cogan, 64, is the Chairman of the Board of Foamex International (Nasdaq: FMXI - news), the world's largest manufacturer of polyurethane. Mr. Cogan has also served as Chairman and Director of Color Tile, Inc., Knoll International Inc. and Sheller-Globe Corporation.

Earlier, Mr. Cogan was a senior partner at Cogan, Berlind, Weill & Levitt and subsequently at CBWL-Hayden Stone, Inc. Mr. Cogan is also the former owner of well-known "The 21 Club."

Mr. Cogan serves on the Board of Directors of The Kroll-O'Gara Company and the American Friends of the Israel Museum. He is a member of the Boards of Trustees of the Museum of Modern Art, the Boston Latin School and the New York University Medical Center. Mr. Cogan also serves on several committees of Harvard University.